EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/15/26 to 2/27/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/15/2026	Buy	81,580	13.30
1/16/2026	Buy	50,004	13.31
1/20/2026	Buy	37,183	13.13
1/21/2026	Buy	45,785	13.35
1/22/2026	Buy	140,874	13.52
1/23/2026	Buy	40,692	13.47
1/26/2026	Buy	16,650	13.46
1/27/2026	Buy	51,528	13.47
1/28/2026	Buy	42,762	13.50
1/29/2026	Buy	48,073	13.44
1/30/2026	Buy	40,566	13.44
2/2/2026	Buy	6,773	13.50
2/3/2026	Buy	123,765	13.51
2/4/2026	Buy	11,642	13.52
2/5/2026	Buy	48,927	13.34
2/9/2026	Buy	5,300	13.58
2/10/2026	Buy	51,354	13.70
2/12/2026	Buy	17,176	13.76
2/18/2026	Buy	600	13.85